Exhibit 99.1

TearLab Corporation Announces FDA 510(k) Clearance of The TearLab™ Osmolarity System

San Diego, CA – May 19, 2009 – OccuLogix, Inc. dba TearLab Corporation (NASDAQ: TEAR and TSX: TLB) an ophthalmic, in-vitro diagnostics company, today announced FDA 510(k) clearance of its award winning TearLab Osmolarity System. The TearLab Osmolarity System is intended to measure the osmolarity of human tears to aid in the diagnosis of patients with signs or symptoms of Dry Eye Disease (DED), in conjunction with other methods of clinical evaluation. The 510(k) clearance allows the Company to immediately begin market activities in the U.S. to clinical facilities categorized as high or moderate complex under the Clinical Laboratory Improvement Act of 1988 (CLIA ’88).

 “Eye care practitioners will now have the ability to use quantitative data to aid in the diagnosis of DED at the point of care. The TearLab Osmolarity System will aid in the diagnosis of DED and improve our ability to manage these patients,” commented Dr. Richard Lindstrom.  Dr. Lindstrom is Adjunct Professor Emeritus for the University of Minnesota Dept. of Ophthalmology and is the Founder and Attending Surgeon at Minnesota Eye Consultants. Dr. Lindstrom serves on the Board of Directors of TearLab Corporation.

Dry Eye Disease is a chronic, progressive disease that afflicts approximately 40 million people in the United States and 100 million worldwide.1 In the U.S., less than 5% of the DED patient population has been diagnosed and is being treated, according to Healthcare Maintenance Organizations data.2

“This 510(k) clearance is a significant milestone for our Company and validates the performance of our TearLab Osmolarity System for use as an aid in the diagnosis of Dry Eye Disease. Given that DED is a continuum, it is critical to diagnose and treat patients early in disease progression. We hope the TearLab will change the practice paradigm for eye care physicians in how they diagnose the DED patient population. The market for DED products is growing rapidly and there are over 20 novel therapeutic compounds being developed for the treatment of DED. We are excited to participate in the expanding commercial opportunities in eye care,” commented Eric Donsky, CEO of TearLab Corporation.

Dry Eye Disease and Osmolarity

Osmolarity is an objective and quantitative biomarker that is central to the disease pathogenesis of DED. Consequently, osmolarity is a highly specific and sensitive endpoint for this disease. Moreover, tear osmolarity has been shown to have a high accuracy and predictive value for diagnosing DED.1

Decades of peer-reviewed, scientific data validates osmolarity’s superiority to conventional DED diagnostic tests, such as the Schirmer test, tear film break-up time, and ocular surface staining.

Dry eyes are the most common complication from LASIK, with approximately half the patients having that adverse reaction in the first week after surgery.3 In addition, symptoms of dryness are the number one reason cited for contact lens drop outs.  Early disease diagnosis may prove to be a valuable clinical tool in these patient populations.

The Company also intends to begin studies for CLIA Waiver categorization, with expected data submission to the FDA in the third quarter of 2009.

About the TearLab Osmolarity System

The TearLab™ Osmolarity System uses a revolutionary lab-on-a-chip approach that requires less than 50 nL (nanoliters) of tear fluid in order to measure tear osmolarity. By using such a small amount of tears, the TearLab™ Osmolarity System eliminates the challenges that previously prevented point-of-care osmolarity testing. TearLab™ can produce a sample-to-answer result in less than 30 seconds and is simple enough to be operated by a technician, greatly improving patient throughput in the office setting.

About OccuLogix, Inc. dba TearLab Corporation

OccuLogix dba TearLab Corporation (www.tearlab.com) is an in-vitro diagnostics company that develops and commercializes a proprietary tear testing platform, TearLab™, for use in the physician and clinical office. The Company employs lab-on-a-chip technologies (integrating one or several laboratory functions on a chip only millimeters in size) that enable healthcare practitioners to rapidly test for highly sensitive and specific biomarkers in tears at the point-of-care. Headquartered in San Diego, CA and with offices in Milton, Ontario and Alpharetta, GA, TearLab Corporation’s common shares trade on the NASDAQ Capital Market under the symbol ‘TEAR’ and on the Toronto Stock Exchange under the symbol ‘TLB’. TearLab received the CE Mark for its TearLab™ Osmolarity System in 2008 and is currently marketed in 14 countries globally.

Forward-Looking Statements

This press release may contain forward-looking statements, including statements regarding the growth of the market for DED products, the impact of our product the impact of our product on the management of affected patients, and our intention to seek CLIA Waiver. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

References:

1. Definition and Classification of Dry Eye. Report of the Diagnosis and Classification Subcommittee of the Dry Eye Workshop (DEWS). The Ocular Surface 2007;5(2);75-92.

2. Yazdani C, McLaughlin T,Smeeding JE, Walt J. Prevalence of treated dry eye disease in a managed care population. Clin Ther 2001;23:1672-2.

3. Hovanesian et al, J Cataract Refract Surg. 2001 Apr;27(4):577-84) and 20% persisting more than 6 months (Shoja & Beharati, Eur J Ophthalmol. 2007 Jan-Feb;17(1):1-6.

For Further Information Please Contact:
Investor Relations:
Eric Donsky, CEO
TearLab Corporation
858-794-1422
edonsky@tearlab.com

Media Inquiries:
Tracy Puckett
TearLab Corporation
678-566-3829
tpuckett@tearlab.com